ARTICLES OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                    CREDIT SUISSE EMERGING GROWTH FUND, INC.

     Credit Suisse Emerging Growth Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

     FIRST: Article II of the Charter of the Corporation is amended to read as follows:

                                   "ARTICLE II

                                      NAME

     The name of the corporation is Credit Suisse Mid-Cap Growth Fund, Inc."

     SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by ss. 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     THIRD: The above amendment to the Charter shall become effective upon filing with the Department of Assessments and Taxation.

     IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: May 3, 2004                                   /s/Hal Liebes
                                                    -------------
                                                    Hal Liebes
                                                    Vice President and Secretary

ATTEST:

/s/J. Kevin Gao
---------------
J. Kevin Gao
Assistant Secretary